COMMERCE CENTER SUITE 1000 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 PHONE: 615.726.5600 FAX: 615.726.0464 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 www.bakerdonelson.com

December 21, 2007

Dollar General Corporation
100 Mission Ridge
Goodlettsville, TN 37072

Ladies and Gentlemen:

We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Schedule I Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $1,175,000,000 aggregate principal amount of 10.625% Senior Notes due 2015 (the “Senior Exchange Notes”) and $725,000,000 aggregate principal amount of 11.875%/12.625% Senior Subordinated Toggle Notes due 2017 (the “Senior Subordinated Exchange Notes” and, together with the Senior Exchange Notes, the “Exchange Notes”) and the issuance by the Schedule I Guarantors of guarantees (the “Schedule I Guarantees”) with respect to the Exchange Notes.

The Senior Exchange Notes, together with their respective guarantees (including the Schedule I Guarantees) will be issued under an indenture, dated July 6, 2007 among Buck Acquisition Corp., a Tennessee corporation (“Buck”), the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Senior Note Indenture”), as supplemented by that certain First Supplement to Indenture dated as of September 25, 2007, between DC Financial, LLC, one of the Schedule I Guarantors (“DC Financial”) and the Trustee (the “Senior Note Supplemental Indenture” and, together with the Senior Note Indenture, the “Existing Senior Note Indenture”)  The Senior Subordinated Exchange Notes, together with their respective guarantees (including the Schedule I Guarantees) will be issued under an indenture, dated July 6, 2007 among Buck, the Company, the guarantors named therein and the Trustee (the “Senior Subordinated Note Indenture”), as supplemented by that certain First Supplement to Indenture dated as of September 25, 2007, between DC Financial and the Trustee (the “Senior Subordinated Note Supplemental Indenture” and, together with the Senior Subordinated Note Indenture, the “Existing Senior Subordinated Note Indenture”).

alabama •	georgia •	louisiana •	mississippi •	tennessee •	washington, d.c. •	BEIJING, china
Representative Office, BDBC International, LLC

The Existing Senior Note Indenture and the Existing Senior Subordinated Note Indenture are referred to herein as the “Indentures.”  The Senior Note Supplemental Indenture and the Senior Subordinated Note Supplemental Indenture are referred to herein as the “Supplemental Indentures.”

The Company will offer the Senior Exchange Notes in exchange for $1,175,000,000 aggregate principal amount of its outstanding 10.625% Senior Notes due 2015 (the “Existing Senior Notes”) and the Senior Subordinated Exchange Notes in exchange for $725,000,000 aggregate principal amount of its outstanding 11.875%/12.625% Senior Subordinated Toggle Notes due 2017 (the “Existing Senior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”).

We have examined the Registration Statement and the Indentures, which have been filed (or incorporated by reference from previous filings) with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied, without independent investigation, upon the representations and warranties made by the parties in the Indentures, and upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Schedule I Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.

Based on the foregoing, it is our opinion that:

(1)                                  Each of the Company and the Schedule I Guarantors is duly incorporated, formed or organized, as the case may, be under the laws of the state of its respective jurisdiction of formation or organization as reflected on Schedule I and is in good standing (or the equivalent thereof) within such jurisdiction.

(2)                                  Each of the Company and the Schedule I Guarantors (other than DC Financial) has duly authorized, executed and delivered the Senior Note Indenture and the Senior Subordinated Note Indenture.  DC Financial has duly authorized, executed and delivered the Supplemental Indentures.

(3)           The execution, delivery and performance by the Company and the Schedule I Guarantors of the Indentures and the Schedule I Guarantees will not violate the laws of the states of their respective jurisdictions of formation or organization as reflected on Schedule I and do not and will not constitute a breach or violation of any of their respective charters, articles of incorporation or formation, partnership agreements, bylaws or operating agreements, as the case may be.

It is further our opinion that, when the applicable provisions of the Securities Act and such “Blue Sky” or other state securities laws as may be applicable shall have been complied with and when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures in exchange for an equal principal amount of Existing Notes and related guarantees:

(1)                                  The Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(2)                                  When the Schedule I Guarantees have been duly issued, the Schedule I Guarantees will constitute valid and legally binding obligations of the Schedule I Guarantors enforceable against the Schedule I Guarantors in accordance with their terms.

Our opinions rendered above relating to the enforceability of the Exchange Notes and the Schedule I Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally; (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), whether enforcement is considered or applied in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the qualification that the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Our opinions as set forth herein are limited to the federal law of the United States, the laws of the State of Tennessee and the laws of the Commonwealth of Kentucky.  No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof.  The foregoing opinions are rendered solely for the benefit of the Company and the Schedule I Guarantors; provided, however, that the foregoing opinions may be relied upon by Simpson Thacher & Bartlett LLP.  We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein.  Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or the Commission’s rules and regulations promulgated thereunder.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.

Schedule I

to opinion of

Baker Donelson

Guarantors

Name of Guarantor	State or Other Jurisdiction of Incorporation or Organization
DC Financial, LLC	Tennessee
DG Logistics, LLC	Tennessee
DG Promotions, Inc.	Tennessee
DG Retail, LLC	Tennessee
DG Transportation, Inc.	Tennessee
Dolgencorp of New York, Inc.	Kentucky
Dolgencorp of Texas, Inc	Kentucky
Dolgencorp, Inc	Kentucky
Dollar General Merchandising, Inc.	Tennessee
Dollar General Partners	Kentucky